Pericom Semiconductor Reports Fiscal Q1 2008 Financial Results

                   Posts Year-Over-Year Revenue Growth of 25%

                            Net Income Growth of 139%

      SAN JOSE, Calif., Oct. 30 /PRNewswire-FirstCall/ -- Pericom Semiconductor Corporation (Nasdaq: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced results for its fiscal first quarter ended September 29, 2007.

      Quarterly Highlights

      -- Net revenues grew 22 percent sequentially and 25 percent year-over-year to $38.5 million
      -- Gross margin of 36.4 percent was in-line on a sequential basis and up 260 basis points year-over-year
      -- Net income grew 82 percent sequentially and 139 percent year-over-year to $3.9 million

      Net revenues for the first quarter were $38.5 million, up 22.0 percent from the $31.5 million reported in the fourth quarter of last year, and up 24.8 percent from the $30.8 million reported in the comparable period last year. Gross margin was 36.4 percent, in-line with the 36.5 percent last quarter, and up from 33.8 percent in the comparable period last year.

      Operating expenses in the quarter were $9.9 million, up slightly from $9.8 million in the previous quarter and from $9.7 million in the comparable period last year. Stock-based compensation expense in the quarter was $508,000, down from $601,000 in the previous quarter and down from $515,000 in the comparable period last year.

      Net income in the quarter was $3.9 million, or $0.15 per diluted share, compared with net income of $2.1 million, or $0.08 per diluted share in the fourth quarter of last year and net income of $1.6 million, or $0.06 per diluted share, in the same period a year ago.

      "We are very pleased with the sharp increase in our revenues and operating profit in Q1," said Alex, Hui, President and Chief Executive Officer. "The results were driven by strong demand for our products across the board, with particular strength in digital video, ultra mobility and PCI-Express servers/PCs applications. We have been convinced that these high growth areas would translate into long-term growth for our business and operating results. We believe our results in Q1 are indicative of the benefits that we will enjoy through focusing on these markets with our broad solutions for high-speed serial connectivity."

      New Products

      Expanding our digital video solution, Pericom introduced a dual mode DisplayPort to DVI/HDMI Bridge product. The product supports Deep ColorTM up to 12-bits/channel on the HDMI output. The Company also launched two new HDMI switches that support sources with High-bandwidth Digital Content Protection
(HDCP) communication capability, and a family of low power, low jitter Spread-spectrum clock generators. These products target applications in HDTV, display monitors, notebook and desktop PCs.

      Expanding our solution for high speed serial protocol signal integrity, Pericom introduced several SATA2/SAS ReDriver products in small packages. These products insure ultra high speed 3.0 Gbps performance with good signal integrity at the receiver end points for disk drives applications in notebook computers, PCs, servers and storage arrays.

      Share Repurchase Update

      In April 2007, Pericom's board of directors authorized a share repurchase program to buy up to 2.0 million shares of its common stock. During the quarter, the Company spent approximately $5.0 million repurchasing 454,000 shares of Pericom common stock at an average price of $10.93. The company has purchased a total of approximately 756,000 shares under this program at an average price of $10.70.

      Outlook

      The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially.

      -- Revenues in the second fiscal quarter are expected to be in the range of $39.3 million to $40.8 million.

      -- Gross margins are expected to be in the 36 to 37 percent range. Margins are influenced by the product mix of turns business and sales, if any, of previously reserved inventory.

      -- Operating expenses are expected to be in the range of $9.7 to $10.0 million, which include stock-based compensation expense of approximately $0.6 million.

      -- Other income is expected to be approximately $1.4 million, consisting primarily of interest income.

      Conference Call

      The press release will be followed by a conference call beginning at

      1:30 p.m. Pacific time. To listen to the call, dial (888) 245-0932 and reference "Pericom".

      A taped replay of the conference call will be made available for two days. To listen to the replay, dial (888) 203-1112 and reference conference number 1874995. The Pericom financial results conference call will be available via a live webcast on the investor relations section of the web site at http://www.pericom.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the web site for approximately 90 days.

      About Pericom

      Pericom Semiconductor Corporation (Nasdaq: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com

      This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the statements under the captions 'Outlook', which regard the anticipated revenues, gross margin, operating expenses and other income in the second fiscal quarter, and statements regarding sustaining our long term growth. The Company's actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 30, 2007, and, in particular, the risk factors sections of that filing.

                        Pericom Semiconductor Corporation
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (unaudited)

                                                     Three Months Ended
                                              Sep 29        Jun 30         Sep 30
                                               2007          2007           2006
Net revenues                               $   38,468    $   31,520     $   30,826

Cost of revenues                               24,467        20,027         20,394

  Gross profit                                 14,001        11,493         10,432

Operating expenses:

  Research and development                      4,082         3,991          3,942

  Selling, general and administrative           5,839         5,822          5,795

    Total                                       9,921         9,813          9,737

Income from operations                          4,080         1,680            695

Interest and other income                       1,370         1,403          1,280

Other than temporary decline in value
 of investment                                      0             0             (1)

Income before income taxes                      5,450         3,083          1,974

Income tax expense                              1,691           886            620

Minority interest in (income) loss in
 consolidated subsidiary                           70             4             (9)

Equity in income (loss) of investees               54           (69)           280

Net income                                 $    3,883    $    2,132     $    1,625

Basic income per share                     $     0.15    $     0.08     $     0.06

Diluted income per share                   $     0.15    $     0.08     $     0.06

Shares used in computing basic
 income per share                              25,745        25,880         26,131

Shares used in computing diluted
 income per share                              26,379        26,500         26,692

                        Pericom Semiconductor Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)

                                                       As of         As of
                                                   Sep 29, 2007   Jun 30, 2007
                                                   (unaudited)
                  Assets

Current Assets:

  Cash & cash equivalents                           $    6,810    $   29,173
  Restricted cash                                           --            --
  Short-term investments                                98,461        42,268
  Accounts receivable                                   21,455        19,621
  Inventories                                           16,105        14,787
  Prepaid expenses and other current assets                732           669
  Deferred income taxes                                  4,449         4,280
    Total current assets                               148,012       110,798

Property and equipment, net                             24,181        23,940
Investments in unconsolidated affiliates                 9,751         9,619
Deferred income taxes-non current                        5,517         5,572
Long-term investment in marketable securities           25,586        59,574
Goodwill                                                 1,348         1,348
Intangible assets                                        1,267         1,311
Other assets                                             3,027         2,073
    Total assets                                    $  218,689    $  214,235

  Liabilities and Shareholders' Equity

Current liabilities:

  Accounts payable                                  $   14,649    $   12,553
  Accrued liabilities                                   10,220         8,718
  Short-term and current portion
   of long-term debt                                       394           392
    Total current liabilities                           25,263        21,663

Long-term debt                                             292           388
Deferred tax liabilities                                   797           797
Other long-term liabilities                                  0             3
Minority interest in consolidated subsidiaries             903           906
    Total liabilities                                   27,255        23,757

Shareholders' equity:
  Common stock                                         132,103       135,887
  Retained earnings and other                           59,331        54,591
    Total shareholders' equity                         191,434       190,478

    Total liabilities and shareholders' equity      $  218,689    $  214,235

SOURCE Pericom Semiconductor Corporation